EXHBIT 3.4

                              ARTICLES OF AMENDMENT

                                       to

                            ARTICLES OF INCORPORATION

                                      -OF-

                                 PROXYMED, INC.

         Pursuant to provisions of Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, ProxyMed, Inc., a corporation organized and existing under the laws of the State of Florida (the "Company"), does hereby adopt the following articles of amendment to its Articles of Incorporation by unanimous written consent of the Board of Directors dated June 13, 2000. Shareholder approval was not required.

                                    ARTICLE 3

         Article 3 of the Articles of Incorporation of the Company is hereby amended by inserting the following words at the end of such article:

         Series C 7% Convertible Preferred Stock:


         The Company is authorized to issue a series of its preferred stock consisting of up to 300,000 shares of Series C 7% Convertible Preferred Stock at an original stated value of $100.00 per share (the "Original Stated Value"), with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Designation and Number of Shares. 300,000 shares of preferred stock (the "C Preferred Shares") are hereby designated as Series C 7% Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock").

         2. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series C Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock of the Company, par value $.001 per share (the "Common Stock"), or any other security junior to the Series C Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the Original Stated Value per share (subject to anti-dilution adjustments if the Series C Preferred Stock has been adjusted pursuant to Paragraph 6 hereof) plus an amount equal to accrued and unpaid dividends on each share of Series C Preferred Stock on the date

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fixed for the distribution of assets of the Company (the "Liquidation
Preference"). Notwithstanding anything to the contrary provided herein, the Series C Preferred Stock shall rank junior to the Series B Convertible Preferred Stock of the Company with respect to the preferences as to distributions and payments upon Liquidation.

         3. Dividends. Commencing on the date of issuance of the Series C Preferred Stock (the "Issuance Date") and until conversion, each issued and outstanding share of Series C Preferred Stock shall entitle the holder of record thereof to receive, out of any funds legally available therefor, when, as and if declared by the Board of Directors, quarterly dividends (payable on each March 31, June 30, September 30 and December 31 of each year, and upon conversion or liquidation) at the rate of 7% per annum, subject to adjustment as hereinafter set forth. Dividends per share shall be payable, at the Company's option, either
(i) in cash (to the extent permitted by the terms of the Series B Convertible Preferred Stock of the Comapny) or (ii) in shares of Common Stock at the Conversion Price (as defined in Section 4 (C) below). Dividends on the Series C Preferred Stock will be noncumulative.

         4. Conversion Rights. Each holder of record of shares of the Series C Preferred Stock shall have the right to convert all or any part of such holder's shares of Series C Preferred Stock into Common Stock as follows:

                  (A) Optional Conversion. Subject to and upon compliance with the provisions of this Section 4, the holder of any shares of Series C Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock, and each share of Series C Preferred Stock will be convertible into shares of Common Stock determined by dividing the Liquidation Preference of the Series C Preferred Stock by the Conversion Price (as defined in Section 4(C) below) in effect on the Conversion Date (as defined in Section 4(D) below) upon the terms hereinafter set forth.

                  (B) Mandatory Conversion. Each outstanding share of Series C Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect: (i) upon the closing of a public offering or private placement of the Company's securities resulting in gross proceeds to the Company in excess of $30,000,000 (a "Qualified Offering") and effected at a per share offering price in excess of an amount determined by multiplying the initial Conversion Price at the time of closing of such Qualified Offering by 2.5, and (ii) at such time as the closing bid price for the Common Stock of the Company has equaled at least three times the Conversion Price for a period of 20 consecutive trading days, provided that (x) the Common Stock of the Company is trading on a national securities exchange or is included for quotation on the Nasdaq Small Cap Market or National Market System, and (y) all of the Conversion

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Shares are included in an effective registration statement permitting the resale of such securities and are not subject to any lock-up restrictions or similar agreements.

                  (C) Conversion Price. The Conversion Price of each share of Series C Preferred Stock shall be equal to $1.00 (as such conversion price may be adjusted hereunder, the "Conversion Price"). The number of shares of Common Stock into which each share of Series C Preferred Stock is convertible is herein referred to as the "Conversion Shares."

                  (D) Mechanics of Conversion. Upon conversion, the holder of Series C Preferred Stock will surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred Stock, and such holder will give written notice to the Company stating the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that the Company shall not be required to issue the shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock being converted unless it can do so in compliance with applicable laws. The Company, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series C Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Any conversion will be deemed to have been made immediately prior to the close of business on the date of the event of conversion, in the event of automatic conversion hereunder, or, in the event of voluntary conversion, immediately prior to the close of business on the date the Company receives a holder's certificate or certificates for Series C Preferred Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date and any such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series C Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series C Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series C Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock at the then effective Conversion Shares. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series C Preferred Stock shall be proportionately increased.

                  (E) Conversion Price Adjustments. The Conversion Price and the number and kind of securities of the Company issuable upon conversion hereunder shall be subject to adjustment as provided in Section 6 below.

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         5. Priority.


                  (A) The Company shall not create or authorize any other stock ranking senior to, or pari passu with, the Series C Preferred Stock. So long as any shares of Series C Preferred Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock of the Company or any other security junior to the Series C Preferred Stock as to dividend rights, unless all dividends on the Series C Preferred Stock for all past dividend periods and the full dividends for the then current annual period shall have been paid or declared and duly provided for. Notwithstanding anything to the contrary provided herein, the Series C Preferred Stock shall rank junior to of the Series B Convertible Preferred Stock of the Company with respect to the preferences as to payments of dividends and all other distributions.

                  (B) The Company may issue, in the future, without the consent of holders of the Series C Preferred Stock, other series of preferred stock which rank junior to the Series C Preferred Stock as to dividend and/or liquidation rights.

         6. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series C Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (A) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization, reclassification or any other change of capital stock of the Company with any person, or any consolidation or merger of the Company with another person, or the sale or transfer of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then, as a condition precedent to such transaction, provision shall be made by the Company, in accordance with this Section 6(A), whereby the holders of Series C Preferred Stock shall in connection with consummation of such transaction have the right to purchase and receive, with respect to or exchange for then shares of Series C Preferred Stock upon the basis and upon the terms and conditions specified herein, such securities or assets as would have been issued or payable with respect to or in exchange for the aggregate number of Conversion Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby if conversion of the Series C Preferred Stock had occurred immediately prior to such reorganization, reclassification, consolidation, merger or sale. The Company will not effect any such consolidation, merger, sale or transfer unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series C Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and (ii) all other

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obligations of the Company hereunder. The provisions of this Section 6(A) shall similarly apply to successive consolidations, mergers, exchanges, sales or transfers. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or transfer, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of this Section 6(A).

                  (B) Stock Dividends and Securities Distributions. If, at any time or from time to time after June 15, 2000, the Company shall distribute to the holders of shares of Common Stock (i) securities (including rights, warrants, options or another form of convertible securities), (ii) property, other than cash, or (iii) cash, without fair payment therefor, then, and in each such case, the holders of Series C Preferred Stock, upon conversion of Series C Preferred Stock, shall be entitled to receive such securities, property and cash which the holders of Series C Preferred Stock would hold on the date of such conversion if, on the date of the distribution, the holders of Series C Preferred Stock had been the holders of record of the shares of Common Stock issued upon such conversion and, during the period from June 15, 2000 to and including the date of such conversion, had retained such shares of Common Stock and the securities, property and cash receivable by the holders of Series C Preferred Stock during such period, subject, however, to the holders of Series C Preferred Stock agreeing to any conditions to such distribution as were required of all other holders of shares of Common Stock in connection with such distribution. If the securities to be distributed by the Company involve rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series C Preferred Stock, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until thirty (30) days after the date the holders of Series C Preferred Stock receive such securities pursuant to the conversion hereof.

                  (C) Other Adjustments. In addition to those adjustments set forth in Sections 6.4(A) and 6.4(B), but without duplication of the adjustments to be made under such Sections, if the Company:

                  (i) declares or pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                  (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares;

                  (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

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                  (iv)     makes a distribution on its Common Stock in shares of
                           its capital stock other than Common Stock; and/or

                  (v) issues, by reclassification of its Common Stock, any shares of its capital stock;

then the number and kind of Conversion Shares issuable upon conversion of the Series C Preferred Stock shall be adjusted so that the holders of Series C Preferred Stock upon conversion hereof shall be entitled to receive the kind and number of Conversion Shares or other securities of the Company that the holders of Series C Preferred Stock would have owned or have been entitled to receive after the happening of any of the events described above had the Series C Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this
Section 6.4(C) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or issuance. If, as a result of an adjustment made pursuant to this Section 6.4(C), the holders of Series C Preferred Stock thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and any other class of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to all holders of Series C Preferred Stock promptly after such adjustment) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and such other class of capital stock. The adjustment to the number or kind of Conversion Shares purchasable upon the conversion of this Series C Preferred Stock described in this Section 6.4(C) shall be made each time any event listed in paragraphs (i) through (v) of this Section 6.4(C) occurs.

                  In the event that at any time, as a result of an adjustment made pursuant to this Section 6.4, the holders of Series C Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6.4 hereof.

                  (D) Sale of Securities. In the event the Company, at any time after June 15, 2000, issues additional Common Stock, convertible preferred stock, options, warrants, or other securities convertible into or exercisable for Common Stock other than securities currently outstanding as of June 15, 2000, or issued upon the conversion or exercise of any securities outstanding as of June 15, 2000, or pursuant to the Placement Agency Agreement, dated as of June 7, 2000, by and between the Company and Commonwealth Associates, L.P. (the "Placement Agency Agreement") in

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connection with the Private Placement (as defined in the Placement Agency
Agreement), at a purchase price less than (i) in the case of any such issuance effected or agreed to by the Company prior to June 15, 2001, the Conversion Price in effect immediately prior to such issuance or sale, then the Conversion Price shall be automatically reduced to such lower purchase price or (ii) if clause (i) is not applicable, (a) the current market price per share of Common Stock (determined in the manner contemplated by Section 9 below) on the date the Company becomes obligated to make such issuance or (b) in the case of any such issuance effected or agreed to by the Company after June 15, 2001, the Conversion Price then effective upon such issuance or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale multiplied by the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 9 below), plus (B) the consideration received by the Company upon such issuance or sale, and the denominator of which shall be the product of (X) the total number of shares of Common Stock outstanding (exclusive of any treasury shares) immediately after such issuance or sale, multiplied by
(Y) the current market price per share of Common Stock on the date of such issuance or sale (determined in the manner contemplated by Section 9 below);

provided, however, that no adjustment to the Conversion Price shall be made pursuant to this Section 6.4(D) in the event (i) the Company grants options to employees, officers, directors or consultants of the Company pursuant to contracts or plans heretofore approved by the Board of Directors of the Company,
(ii) of the issuance of securities to a "strategic partner" as determined by the Board of Directors of the Company, (iii) of the issuance of securities pursuant to a strategic acquisition as determined by the Board of Directors of the Company, or (iv) of the issuance of up to an aggregate of 250,000 shares (as appropriately adjusted for stock splits, stock dividends, and similar adjustments after June 15, 2000) of Common Stock (or convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock) at a purchase price less than the Conversion Price and not otherwise excepted pursuant to clause (i), (ii) and (iii) above.

(i) For the purpose of making any adjustment in the Conversion Price as provided in this Section 6.4(D), the consideration received by the Company for any issue or sale of Common Stock will be computed:

                  (a) to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

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                  (b)      to the extent it consists of property other than
                           cash, at the fair market value of that property as determined in good faith by the Company's Board of Directors (irrespective of the accounting treatment thereof); and

                  (c) if Common Stock is issued or sold together with other stock or securities (including convertible preferred stock, options, warrants or securities convertible into or exchangeable for common stock) or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Company's Board of Directors to be allocable to such Common Stock; provided, however, that with respect to such other stock or securities, such consideration as determined by the Company's Board of Directors shall not be less than the total consideration received by the Company for the issuance of such other stock or securities plus the additional aggregate consideration, if any, to be received by the Company upon conversion or exchange thereof.

(ii) If the Company (i) issues, grants or sells any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (ii) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by (y) the maximum number of shares of Common Stock issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this Section 6.4(D), and the Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

(iii) Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such

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         security changes at any time, then, upon such change becoming effective, the Conversion Price then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (i) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (ii) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

                  (E) Other Action Affecting Conversion Shares. If the Company takes any action affecting its shares of Common Stock after the date hereof, that would be covered by Sections 6.4(A), 6.4(B) or 6.4(C) but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series C Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

                  (F) Notwithstanding anything to the contrary provided herein or elsewhere, if on or after June 15, 2000 (yet prior to the date shares of the Series C Preferred Stock are issued) there occurs any event which would result in an adjustment to the Conversion Price or the number and kind of securities issuable upon conversion of the Series C Preferred Stock pursuant to Section 6 hereof, such adjustment shall be automatically applied to the Series C Preferred Stock upon issuance with the same effect as if the Series C Preferred Stock had been outstanding on the date such event occurred.

                  (G) Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price or number of Conversion Shares pursuant to this Section 6.4, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment or readjustment, including a statement of the adjusted Conversion Price or adjusted number of Conversion Shares, describing the transaction giving rise to such adjustments and showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith mail, by first class mail, postage prepaid, a copy of each such certificate to each holder of Series C Preferred Stock at the address of such Holder as shown on the books of the Company, and to its Transfer Agent.

                  (H) Other Notices. If at any time:

                  (a) the Company shall (i) offer for subscription pro rata to the holders of shares of the Common Stock any additional equity in the Company or other rights;
                           (ii) pay a dividend in additional shares of the Common Stock or distribute securities or other property to the holders of shares of the

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                           Common Stock (including, without limitation,
                           evidences of indebtedness and equity and debt securities); or (iii) issue securities convertible into, or rights or warrants to purchase, securities of the Company;

                  (b) there shall be any capital reorganization or reclassification or consolidation or merger of the Company with, or sale, transfer or lease of all or substantially all of its assets to, another entity; or

                  (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

                  then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, to the holders of Series C Preferred Stock at the address of each such holder as shown on the books of the Company,
(a) at least 15 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such subscription rights, dividend, distribution or issuance, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days' prior written notice of the date when the same shall take place if no stockholder vote is required and at least 15 days' prior written notice of the record date for stockholders entitled to vote upon such matter if a stockholder vote is required. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such subscription rights, the date on which the holders of shares of Common Stock shall be entitled to exercise their rights with respect thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Failure to give the notice referred to herein shall not affect the validity or legality of the action which should have been the subject of the notice.

                  (I) Adjustment Calculations. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6.4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         7. Voting Rights.


                  (A) In addition to any other rights provided for herein or by law, and except as otherwise provided below or as required by law, the holders of Series C Preferred Stock will be entitled to notice of any meeting of shareholders of the

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Company or any action to be taken by shareholders without a meeting, and shall be entitled to one vote per share of Common Stock issuable upon conversion of the Series C Preferred Stock as of the record date for any such vote on all matters submitted to a vote of stockholders of the Company, and the holders of Series C Preferred Stock will vote as a single class with the holders of Common Stock on all matters, except as otherwise required under applicable law.

                  (B) In the event that the holders of the Series C Preferred Stock are required by the applicable law to vote as a class, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series C Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series C Preferred Stock, such matter shall bind all holders of Series C Preferred Stock.

                  (C) Each share of the Series C Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series C Preferred Stock, as set forth above.

         8. Covenants of Company. The Company covenants and agrees that, so long as any shares of Series C Preferred Stock are outstanding, it will perform the obligations set forth in Sections 8 and 9 of the Subscription Agreement dated as of June 15, 2000, by and among the Company and the investors party thereto, as the same may be amended or modified from time to time.

         9. Fractional Shares. No fractional shares or scrips representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. With respect to any fraction of a share called for upon any conversion hereof, the Company shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of a share, determined as follows:

                  (A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of the conversion of the Series C Preferred Stock or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange or market; or

                  (B) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq Smallcap Market, the current market value shall be the average of the closing bid and asked prices for such day on such market and if the Common Stock is not so traded, the current market value shall be the mean of the last reported bid and asked prices by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, on the last business day prior to the date of the conversion of the Series C Preferred Stock; or

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                  (C) If the Common Stock is not so listed or admitted to
unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the conversion of the Series C Preferred Stock, determined in such reasonable manner as may be prescribed by the Board of Directors if the Company.

         10. Reservation Legends; Investment Representations. Any certificate evidencing the Series C Preferred Stock and the securities issued upon conversion of the Series C Preferred Stock shall bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

         11. Modifications and Waivers. The terms of the Series C Preferred Stock may be amended, modified or waived only by the written agreement of the Company, Commonwealth Associates, L.P. ("Commonwealth Associates") and a committee of the holders of the Series C Preferred Stock designated by Commonwealth Associates whose members hold in the aggregate not less then 20% of the Series C Preferred Stock; provided, however, that no such amendment, modification or waiver which would decrease the number of shares of Common Stock issuable upon the Conversion of the Series C Preferred Stock, or increase the Conversion Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions) may be made without the approval of the holders of at least 50% of the outstanding Series C Preferred Stock.

         12. Reservation of Stock Issuable Upon Conversion. The Company at all times will reserve and keep available, free of preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its authorized and issued Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock (subject to, in the case of a deficiency in the number of such authorized shares, the approval of the Company's shareholders with respect to the increase in the number of authorized shares of Common Stock from 50,000,000 to 100,000,000); and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as may be available to the holders of Series C Preferred Stock for such failure, the Company will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

         13. Notices. Any notices required by this Certificate to be given to the holders of shareholders or the Company must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his address appearing on the books of the Company.

         14. Miscellaneous.

                  (A) There is no sinking fund with respect to the Series C Preferred Stock.

                  (B) The shares of the Series C Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Articles of Amendment to Articles of Incorporation of the Company.

                  (C) The holders of the Series C Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

         IN WITNESS WHEREOF, ProxyMed, Inc. has caused these Articles of Amendment to be signed on behalf of the Company, on this 15th day of June, 2000.


                                             PROXYMED, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title: